Exhibit 17
                                                                         (DRAFT)

North Track Government Fund (a mutual fund series of North Track Funds, Inc.)

                              PROXY FOR THE SPECIAL
                             MEETING OF SHAREHOLDERS
                                 April 28, 2005

     This proxy is being solicited on behalf of the Board of Directors of North Track Funds, Inc. ("North Track") and relates to the proposal specifically relating to North Track Government Fund, a mutual fund series of North Track. . The undersigned appoints as proxies David G. Stoeffel and Franklin P. Ciano and each of them (with power of substitution), to vote all the undersigned's shares of the North Track Government Fund at the Special Meeting of Shareholders of North Track Government Fund to be held on April 28, 2005 at 10 a.m., at the offices of B.C. Ziegler and Company, 250 East Wisconsin Avenue, Milwaukee, Wisconsin, and any adjournment thereof (the "Meeting"), with all the power the undersigned would have if personally present.

     The shares represented by this proxy will be voted as instructed. Unless indicated to the contrary, this proxy shall be deemed to grant authority to vote "FOR" the proposal specified below. This proxy also grants discretionary power to vote upon such other business as may properly come before the Meeting.

     Your vote is important no matter how many shares you own. Please sign and date this proxy below and return it promptly in the enclosed envelope.


THREE EASY WAYS TO VOTE YOUR PROXY:

By Telephone

1.   Read the Proxy Statement and have the proxy card at hand.

2.   Call 1-800-690-6903

3.   Follow the simple instructions.

By Internet

1.   Read the Proxy Statement and have the proxy card at hand.

2.   Go to Website www.proxyweb.com

3.   Follow the simple instructions.

By Mail

1.   Read the Proxy Statement.

2.   Check the appropriate box on the proxy card.

3.   Sign and date the proxy card.

4.   Return the proxy card in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X]

DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

                          NORTH TRACK GOVERNMENT FUND
                            (a mutual fund series of
                            North Track Funds, Inc.)

Vote On
Proposal
FOR   AGAINST   ABSTAIN

To approve or disapprove a proposed Agreement and Plan of Reorganization and Termination pursuant to which Federated Government Income Securities, Inc. ("Federated Fund") would acquire all of the assets of the North Track Government Fund (less amounts sufficient to satisfy liabilities) in exchange solely for the issuance of Class A Shares of the Federated Fund, to be distributed pro rata by the North Track Government Fund to holders of its shares, in complete liquidation and termination of the North Track Government Fund.

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


Please sign exactly as name appears hereon. If shares are held in the name of joint owners, at least one owner must sign. Attorneys-in-fact, executors, administrators, etc. should so indicate. If shareholder is a corporation or partnership, please sign in full corporate or partnership name by authorized person.

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Signature (owner, trustee, custodian, etc.)
Date